UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD

SPECIALIZED DISCLOSURE REPORT
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NAVISTAR INTERNATIONAL CORPORATION
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Delaware	1-9618	36-3359573
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2701 Navistar Drive Lisle, Illinois	60532
(Address of principal executive offices)	(Zip Code)

Samara A. Strycker
Senior Vice President and Corporate Controller
(331) 332-5000
(Name and telephone number, including area code,
of the person to contact in connection with this report)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2019.

Section 1 - Conflict Minerals Disclosure

Item 1.01	Conflict Minerals Disclosure and Report
In accordance with Rule 13p-1 under the Securities Exchange Act of 1934, Navistar is submitting this Specialized Disclosure Form as well as a Conflict Minerals Report, which is attached as Exhibit 1.01. Navistar has posted the attached Conflict Minerals Report on the sustainability page of Navistar’s website, located at http://www.navistar.com/navistar/whoweare/sustainability.

Item 1.02	Exhibit
The Conflict Minerals Report is attached as Exhibit 1.01.
Section 2 - Exhibits

Item 2.01	Exhibits
Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION
(Registrant)

By:	/s/ Samara A. Strycker
Name:	Samara A. Strycker
Title:	Senior Vice President and Corporate Controller

Dated: May 15, 2020